Monarch Casino Reports 2009 Third Quarter Results

RENO, NV -- (Marketwire - October 21, 2009) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended September 30, 2009.

The Company reported net revenue of $34.8 million, 10.3% lower than the $38.8 million reported for the comparative quarter in 2008. The Company announced quarterly income from operations of $3.6 million, EBITDA(1) of $6.6 million and diluted EPS of $0.13 which represent decreases of 41.9%, 22.3% and 48.0%, respectively, when compared to the prior year's third quarter. Revenue generated in the casino and food and beverage departments decreased by 11.7% and 9.8%, respectively, while revenue from the hotel department remained flat.

As a percentage of casino revenue, casino operating expense of 36.6% is consistent with the prior year's third quarter of 36.2%. Operating expense in the food and beverage department as a percentage of revenue improved to 48.2% for the third quarter as compared to 49.3% in the third quarter of the prior year, driven primarily by lower food and other commodity prices. Hotel operating expense as a percentage of revenue increased to 34.8% from the 31.5% reported in prior year's third quarter due to an increase in operating expense of $211 thousand related primarily to costs incurred as part of the Company's ongoing hotel facilities upgrade project.

The Company reported that selling, general and administrative expense decreased by $529 thousand, or 4.2%, primarily due to reductions in marketing and other general expense. Depreciation expense increased by $681 thousand, or 28.9%, over prior year's third quarter due to the completion of the Company's previously announced expansion, facilities upgrade and Atlantis Convention Center Skybridge capital projects.

The Company announced that during the third quarter, it completed the acquisition of 5.3 acres of land for $3.25 million financed by a draw down from its credit facility. The land is located on the eastern perimeter of the current Atlantis footprint immediately across Coliseum Way. A portion of the parcel includes a 14,376-square-foot building that has been leased back to the seller, but the leased portion is intended to be available for future alternative parking, or other, facilities as the Company's development needs require.

During the quarter, after the impact of the real estate transaction discussed above, the Company continued to pay down the balance outstanding under its credit facility by $3.45 million which decreased the outstanding balance of the credit facility from $52.1 million at June 30, 2009 to $48.65 million at September 30, 2009. Increased borrowing levels compared to the prior year drove an increase in interest expense from the $83 thousand incurred in the prior year's third quarter to $487 thousand in the current quarter.

In response to industry practices and requests from its guests, the Company announced the launch of its new EZ Comp(SM) program on October 6, 2009. This technology allows Atlantis patrons to redeem complimentary food, beverages and other services ("Complimentaries") directly at Atlantis food outlets or other points of service throughout the casino. Before the launch of EZ Comp(SM), Atlantis patrons were required to obtain vouchers from Atlantis service personnel prior to redeeming a Complimentary. The new EZ Comp(SM) system also allows Atlantis patrons to see their respective unredeemed Complimentary point balances. Because of this change, accounting standards require that the Company modify its accounting treatment related to Complimentaries expense recognition timing. Prior to the launch of the EZ Comp(SM) program, the Company recognized expense at the time points for Complimentaries were redeemed. Under the new program, the Company must recognize Complimentaries expense at the time points are earned which occurs commensurate with casino patron play. This change will result in a one-time, non-cash charge in the fourth quarter of 2009 of approximately $1.8 to $2.1 million to recognize the liability for unredeemed Complimentary point balances on the date the EZ Comp(SM) program was launched. The Company also announced that because of the increased convenience of the EZ Comp(SM) program, Complimentaries expense in future periods could increase.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "The challenging economic environment continues to have a significant negative impact. While we increased our market share and achieved meaningful expense reductions, we could not offset the erosion of the market as a whole, the result of which was lower net revenue and profitability compared to the third quarter of 2008."

Mr. Farahi continued: "We are pleased to have completed the 5.3-acre land acquisition, thus securing a key element of our master development plan. This purchase provides an alternative location for convenient Atlantis parking facilities. When we deem the time is right, we can relocate existing surface parking, rendering our twenty acres located on the west side of South Virginia Street available for immediate development."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the tropically-themed Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; approximately 1,000 guest rooms; ten food outlets; a 30,000-square-foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000-square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a sports book and a poker room. The company was founded in 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at monarchcasino.com.

                      MONARCH CASINO & RESORT, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                (UNAUDITED)

                           Three Months Ended         Nine Months Ended
                              September 30,             September 30,
                        ------------------------  ------------------------
                            2009         2008         2009         2008
                        -----------  -----------  -----------  -----------

Revenues
  Casino                $24,385,970  $27,612,822  $71,336,715  $77,041,679
  Food and beverage       9,546,449   10,582,809   28,965,730   29,891,424
  Hotel                   6,314,048    6,301,547   17,578,424   17,677,248
  Other                   1,005,075    1,181,343    3,278,663    3,598,915
                        -----------  -----------  -----------  -----------
    Gross revenues       41,251,542   45,678,521  121,159,532  128,209,266
Less promotional
 allowances              (6,405,742)  (6,891,322) (19,279,190) (19,804,909)
                        -----------  -----------  -----------  -----------
    Net revenues         34,845,800   38,787,199  101,880,342  108,404,357
                        -----------  -----------  -----------  -----------
Operating expenses
  Casino                  8,923,845    9,991,844   26,686,637   28,005,260
  Food and beverage       4,600,471    5,218,032   13,774,017   14,513,679
  Hotel                   2,194,823    1,983,818    6,247,994    6,056,911
  Other                     303,106      338,847      908,346      998,498
  Selling, general and
   administrative        12,203,807   12,732,367   36,133,433   38,713,980
  Depreciation and
   amortization           3,034,674    2,353,562    9,310,580    6,388,848
                        -----------  -----------  -----------  -----------
    Total operating
     expenses            31,260,726   32,618,470   93,061,007   94,677,176
                        -----------  -----------  -----------  -----------
    Income from
     operations           3,585,074    6,168,729    8,819,335   13,727,181
                        -----------  -----------  -----------  -----------
Other (expense) income
  Interest income            36,205       36,107      107,964      333,689
  Interest expense         (486,921)     (82,981)  (1,608,138)     (82,981)
                        -----------  -----------  -----------  -----------
    Total other
     (expense) income      (450,716)     (46,874)  (1,500,174)     250,708
                        -----------  -----------  -----------  -----------
    Income before
     income taxes         3,134,358    6,121,855    7,319,161   13,977,889
Provision for income
 taxes                   (1,096,500)  (2,096,160)  (2,561,225)  (4,847,260)
                        -----------  -----------  -----------  -----------
    Net income          $ 2,037,858  $ 4,025,695  $ 4,757,936  $ 9,130,629
                        ===========  ===========  ===========  ===========

Earnings per share of
 common stock
  Net income
    Basic               $      0.13  $      0.25  $      0.30  $      0.53
    Diluted             $      0.13  $      0.25  $      0.29  $      0.53

Weighted average number
 of common shares and
 potential common shares
 outstanding
    Basic                16,122,593   16,122,048   16,122,232   17,238,273
    Diluted              16,180,168   16,141,830   16,159,669   17,314,438

                      MONARCH CASINO & RESORT, INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS

                                              September 30,  December 31,
                                              -------------  -------------
                                                  2009           2008
                                              -------------  -------------
                    ASSETS                     (UNAUDITED)
Current assets
  Cash and cash equivalents                   $  11,186,772  $  11,756,900
  Receivables, net                                2,699,250      3,344,441
  Federal income tax refund receivable              446,372              -
  Inventories                                     1,514,146      1,564,347
  Prepaid expenses                                3,062,464      2,851,872
  Deferred income taxes                             429,300        429,300
                                              -------------  -------------
    Total current assets                         19,338,304     19,946,860
                                              -------------  -------------
Property and equipment
  Land                                           12,712,522     12,162,522
  Land improvements                               3,511,484      3,511,484
  Buildings                                     136,374,918    133,332,232
  Building improvements                          10,435,062     10,435,062
  Furniture and equipment                       105,808,017     96,767,076
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                270,188,968    257,555,341
  Less accumulated depreciation and
   amortization                                (110,347,678)  (101,825,190)
                                              -------------  -------------
                                                159,841,290    155,730,151
Construction in progress                                  -      4,026,536
                                              -------------  -------------
    Net property and equipment                  159,841,290    159,756,687
Other assets, net                                 3,369,450      2,797,949
                                              -------------  -------------
  Total assets                                $ 182,549,044  $ 182,501,496
                                              =============  =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $           -  $   2,500,000
  Accounts payable                                7,140,764     10,213,418
  Construction payable                                    -      5,404,372
  Accrued expenses                               10,180,192      8,940,110
  Federal income taxes payable                            -        233,736
                                              -------------  -------------
    Total current liabilities                    17,320,956     27,291,636
                                              -------------  -------------
Long-term debt, less current maturities          48,650,000     47,500,000
Deferred income taxes                             4,610,031      2,115,371
                                              -------------  -------------
    Total Liabilities                            70,580,987     76,907,007
                                              -------------  -------------

Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares
   issued; 16,125,388 outstanding at 9/30/09
   16,122,048 outstanding at 12/31/08               190,963        190,963
  Additional paid-in capital                     29,588,261     28,051,009
  Treasury stock, 2,970,912 shares at 9/30/09
   2,974,252 shares at 12/31/08, at cost        (48,864,979)   (48,943,359)
  Retained earnings                             131,053,812    126,295,876
                                              -------------  -------------
    Total stockholders' equity                  111,968,057    105,594,489
                                              -------------  -------------
    Total liability and stockholder's equity  $ 182,549,044  $ 182,501,496
                                              =============  =============

                      MONARCH CASINO & RESORT, INC.
                RECONCILIATION OF NET INCOME TO EBITDA (1)
                                (UNAUDITED)

                           Three Months Ended         Nine Months Ended
                              September 30,             September 30,
                        ------------------------  ------------------------
                            2009         2008         2009         2008
                        -----------  -----------  -----------  -----------
Net income              $ 2,037,858  $ 4,025,695  $ 4,757,936  $ 9,130,629
Adjustments
  Provision for income
   taxes                  1,096,500    2,096,160    2,561,225    4,847,260
  Interest expense          486,921       82,981    1,608,138       82,981
  Depreciation &
   amortization           3,034,674    2,353,562    9,310,580    6,388,848
  Interest income           (36,205)     (36,107)    (107,964)    (333,689)
                        -----------  -----------  -----------  -----------
EBITDA (1)              $ 6,619,748  $ 8,522,291  $18,129,915  $20,116,029
                        ===========  ===========  ===========  ===========

(1)  "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.
EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.
This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@monarchcasino.com

John Farahi
CEO
(775) 825-4700
JohnFarahi@monarchcasino.com